Exhibit 5

[FOREST CITY ENTERPRISES, INC. LETTERHEAD]

January 20, 2005

Securities and Exchange Commission
Judiciary Plaza
450 5th Street
Washington D.C. 20549

Re:	1994 Stock Plan (As Amended, Restated and Renamed as of June 8, 2004)

Ladies and Gentlemen:

     I have acted as counsel for Forest City Enterprises, Inc., an Ohio corporation (the “Registrant”), in connection with Forest City Enterprises, Inc. 1994 Stock Plan (As Amended, Restated and Renamed as of June 8, 2004) (the “Plan”). I have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Registrant’s Class A Common Stock $0.33-1/3 par value that may be issued or transferred and sold pursuant to the Plan will be, when issued or transferred and sold in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

Very truly yours,

/s/ Geri M. Presti

Geri M. Presti Senior Vice President and General Counsel